UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report
(Date of Earliest Event Reported)
November 19, 2015

Merchants Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-11595	03-0287342
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
275 Kennedy Drive South Burlington, Vermont	(802) 658-3400	05403
(Address of principal executive offices)	(Registrant’s telephone number, including area code)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 24, 2015, Merchants Bancshares, Inc. (the “Company”) issued a press release announcing certain actions taken by the Board of Directors on November 19, 2015 in connection with the continued implementation of the Company’s management succession plan.

Effective on January 1, 2016, Geoffrey R. Hesslink, who currently serves as the President and Chief Executive Officer (“CEO”) of the Company’s wholly-owned subsidiary, Merchants Bank (the “Bank”), will also become the President and CEO of the Company. Mr. Hesslink has served as President and CEO of the Bank since January 1, 2015.

In accordance with the non-renewal and termination provisions of his Employment Agreement with the Company, the employment of Michael R. Tuttle, who currently serves as the Company’s President and CEO, will conclude at the end of 2015. Mr. Tuttle served as President and CEO of Merchants Bank from January 1, 2006 until December 31, 2014 and has served as President and CEO of the Company since January 1, 2007. Mr. Tuttle will remain on the respective Boards of Directors of the Company and the Bank, upon conclusion of his service as the Company’s President and CEO and will become entitled to receive the same compensation for his board service as that paid to other non-employee directors.

In conjunction with Mr. Hesslink’s appointment as the Company’s President and CEO, effective January 1, 2016, the Board has appointed Mr. Hesslink to the Company’s Board of Directors, to serve as a member of the class of directors whose terms will expire at the 2016 annual meeting of shareholders. Mr. Hesslink currently serves as a director of Merchants Bank. As an employee director, Mr. Hesslink does not receive any compensation for his service on the Bank’s Board and will not receive any compensation for his service on the Company’s Board.

The text of the Press Release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press Release dated November 24, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Thomas J. Meshako
Title:	Chief Financial Officer & Treasurer Principal Accounting Officer

Date: November 24, 2015

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99.1	Press Release dated November 24, 2015